AGREEMENT

Agreement, dated as of November 10, 2004, by and between Association of Volleyball Professionals, Inc. ("AVP"), on the one hand, and Othnet, Inc. and Othnet Merger Sub, Inc. (collectively, "Othnet"), on the other hand.

WHEREAS, AVP and Othnet entered into that certain Agreement and Plan of Merger, dated as of June 29, 2004, pursuant to which AVP and Othnet agreed to a merger of Othnet Merger Sub, Inc. with and into AVP (the "Merger Agreement");

WHEREAS, AVP has notified Othnet that AVP intends to exercise its right to terminate the Merger Agreement pursuant to Section 10.1(c)(ii) of the Merger Agreement (the "Termination Right");

WHEREAS, Othnet has requested that (i) AVP not exercise the Termination Right, and (ii) AVP consent to the proposed private placement agreement among Maxim Group, LLC ("Maxim"), Othnet and AVP pursuant to which Maxim is engaged as AVP's and Othnet's exclusive placement agent in connection with a private placement of Othnet Series B Preferred Stock (the "Maxim Agreement"), a copy of such proposed private placement agreement is attached hereto as Attachment "A"; and

WHEREAS, AVP is willing to agree not to exercise the Termination Right at this time and to execute the Maxim Agreement on certain terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as follows:

1. **Agreement Not To Terminate**.

   (a) Earlier Termination Date: Subject to the terms and conditions hereof, AVP shall not exercise the Termination Right until January 14, 2005 (the "Termination Date").

   (b) Successful Financing: Notwithstanding Section 1(a) above, AVP shall not have the right to exercise the Termination Right if (i) Maxim successfully raises a minimum of $3,000,000 (and a minimum of $2,000,000 of the $2,360,000 principal amount of the Othnet Convertible Notes, as defined in the Maxim Agreement, are converted) on or before the Termination Date pursuant to and in accordance with the terms and conditions of the Maxim Agreement, or (ii) Othnet independently raises the minimum net amount set forth in Section 8.10 of the Merger Agreement on or before the Termination Date in accordance with the terms and conditions set forth in the Merger Agreement.

2. **Termination**. In the event that AVP exercises the Termination Right in a manner consistent with Section 1 above, the following shall apply:

   (a) Repayment of the Bridge Loan: AVP has issued a series of Convertible Debentures in favor of Othnet in the aggregate principal amount of $2,000,000 at a 10% annual interest rate, with a maturity date of June 3, 2005 (the "AVP Debentures"). In the event AVP elects to terminate the Merger Agreement in accordance with the terms

hereof, AVP shall repay the principal amount of the AVP Debentures plus any and all accrued interest upon the earlier of (i) AVP successfully raising a minimum of $4,000,000 through any financing or financings, or (ii) June 3, 2005.

(b) Expenses: Subject to written substantiation thereof, Othnet shall be entitled to reimbursement up to an aggregate of not more than $150,000 for its actual, out-of-pocket expenses incurred in connection with the Merger Agreement or its efforts to raise financing pursuant to the Merger Agreement, such amount to be due and payable only upon the closing of the Alternative Financing (as defined in Section 2(c) below).

(c) Bonanza or Other Introduced Party: In connection with Sections 5.3 and 5.4 of the Merger Agreement, the parties hereto agree that in the event that AVP raises financing through Bonanza Capital or any other party introduced to AVP by Othnet within twelve (12) months after AVP's exercise of the Termination Right (the "Alternative Financing"), Othnet shall receive the following as full and complete compensation for its rights under the Merger Agreement (including, without limitation, Sections 5.3 and 5.4 thereof):

(i) Six percent (6%) of the proceeds actually received by AVP in connection with the Alternative Financing; provided, however, that in no event shall Othnet receive more than an aggregate of $2,500,000 pursuant to Sections 2(a), 2(b) and 2(c)(i) hereof (the "Cash Compensation").

(ii) To the extent that Othnet would otherwise be entitled to additional Cash Compensation pursuant to Section 2(c)(i) above if there was no $2,500,000 aggregate limitation, then Othnet shall be entitled to such additional amount in the form of common stock in AVP computed at the same valuation and per share stock price that is the basis for the Alternative Financing (the "Stock Compensation"); provided, however, that the Stock Compensation shall be reduced dollar-for-dollar for any and all commissions, fees and/or expenses charged by any broker-dealer, private placement agent and/or other third party in connection with the Alternative Financing.

3. **Settlement and Release**. Except as specifically set forth in this Agreement and except as to the enforcement of the terms of this Agreement, the parties hereby mutually release and discharge each other, and each other's affiliates, and the partners, directors, shareholders, officers, attorneys, agents, representatives and employees of each other and each other's affiliates, from any and all claims, demands, actions, causes of action, liabilities, obligations, losses, damages, costs and expenses, of whatever kind or nature, whether now existing or to exist in the future, arising out of the Merger Agreement, the termination of the Merger Agreement and/or any subsequent financing activities taken by or on behalf of AVP after the termination of the Merger Agreement (including, without limitation, Sections 5.3 and 5.4 thereof) or otherwise (collectively referred to herein as "Claims").

It is understood and agreed that all rights under Section 1542 of the Civil Code of the State of California are hereby expressly waived by the parties hereto. Said section reads as follows:

> "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY

HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete general release and discharge of all claims, each party expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which each party does not know or suspect to exist in his or its favor at the time of execution hereof, and that the settlement agreed upon contemplates the extinguishment of any such claim or claims.

4. **Miscellaneous Provisions**:

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

(b) This Agreement constitutes the sole and entire agreement between the parties, and supersedes all prior agreements, negotiations and discussions between the parties, with respect to the subject matters covered hereby. Any amendments or alternative or supplementary provisions to this Agreement or the Merger Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. The invalidity of any provision contained herein or portion of a provision shall not affect the validity of any other provision contained herein or the remaining portion of the applicable provision. A waiver of any breach hereunder shall not be deemed a waiver of any subsequent breach.

(c) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of California applicable to contracts made in that State. Any disputes or disagreements arising out of or relating to this Agreement shall be resolved in the state or federal courts in Los Angeles, California. Each party hereto hereby consents to the jurisdiction of the courts of such jurisdiction or any other jurisdiction necessary to enforce any determination or award. Each of the parties hereto irrevocably waives the defense of forum non conveniens or any other defense that it may have with respect to any such action based upon the premise that any action is brought in an inconvenient forum. Each of the parties further agrees that service of process in any action arising under this Agreement shall be sufficient if such process is served by certified or registered mail, return receipt requested, to the address specified for such parties in this Agreement, and waives any defense that it may have as to the adequacy of service if any such process is so served.

(d) Each party shall execute such other documents and take such further actions, promptly upon request by the other party, as may reasonably be required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

(e) Except as otherwise provided for herein, each party shall bear his, her or its own costs, expenses and attorneys' fees heretofore incurred in connection with this matter. However, in the event it becomes necessary for any party to take any action to compel enforcement of the terms of this Agreement, the prevailing party shall be entitled to all reasonable attorneys' fees and costs incurred to compel such enforcement, including, without limitation, those costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or similar proceeding.

(f) All parties who have executed this Agreement in their representative capacities hereby warrant and guarantee that they possess requisite authority to execute this Agreement in said capacities on behalf of his or her principal(s).

(g) Each of the parties hereto shall maintain the terms and conditions of this Agreement in confidence, including, without limitation, the existence of this Agreement, and to refrain from disclosing the terms and conditions of this Agreement, and the existence of this Agreement, except to each party's authorized representatives who agree to be bound by the confidentiality provisions of this Agreement, and except to the extent compelled by law, required in connection with the enforcement of this Agreement or upon the prior written consent of the other party hereto.

(h) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the parties shall provide the other party with an original signature copy upon request.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed the same and made it effective as of the date first written above.

OTHNET, INC.

By:____________________
Name:
Title:

OTHNET SUB, INC.

By:____________________
Name:
Title:

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By:____________________
Name:
Title:

(a) All parties who have executed this Agreement in their representative capacities hereby warrant and guarantee that they possess requisite authority to execute this Agreement in said capacities on behalf of his or her principal(s).

(b) Each of the parties hereto shall maintain the terms and conditions of this Agreement in confidence, including, without limitation, the existence of this Agreement, and to refrain from disclosing the terms and conditions of this Agreement, and the existence of this Agreement, except to each party's authorized representatives who agree to be bound by the confidentiality provisions of this Agreement, and except to the extent compelled by law, required in connection with the enforcement of this Agreement or upon the prior written consent of the other party hereto.

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the parties shall provide the other party with an original signature copy upon request.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed the same and made it effective as of the date first written above.

OTHNET, INC.

By:______________________________
Name:
Title:

OTHNET SUB, INC.

By:______________________________
Name:
Title:

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: [signature]
Name:
Title: